Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Full Throttle Indoor Kart Racing, Inc.

We consent to the use in this Registration Statement on the Amended Form S-1 of Full Throttle Indoor Kart Racing, Inc. of our report dated June 18, 2010, relating to our audit of the financial statements for the period from July 10, 2009 (inception) through May 31, 2010 appearing in the prospectus which is part of this Registration Statement.

We also consent to the references to our Firm under the caption "Experts" in such Prospectus.

/s/ Cordovano and Honeck LLP
Cordovano and Honeck LLP
Englewood, Colorado
September 13, 2010